Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
212-624-3817	212-624-3912
rfisher@webmd.net	jnewman@webmd.net
WEBMD TO ACQUIRE QUALITYHEALTH.COM
Extends WebMD’s Reach as Leading Brand
of Health Information
Strengthens WebMD’s Consumer Product Portfolio with
Proven Performance-Based Marketing Programs
NEW YORK, NY (September 15, 2008) — WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced that it has entered into a definitive agreement to acquire QualityHealth.com and its owner, Marketing Technology Solutions Inc. (MTS). The acquisition will add performance-based marketing programs to WebMD’s extensive product portfolio and expands the breadth of its offerings to the biopharmaceutical and healthcare markets. Using proprietary data analytic technology, QualityHealth.com effectively delivers targeted health information and personalized programs to its consumer members based on individual need.
Established in 1999, QualityHealth.com is one of the 10 largest health websites, with approximately 5.5 million unique monthly visitors. QualityHealth’s traffic will complement WebMD’s reach of more than 48 million unique monthly visitors and over 1.1 billion quarterly page views, further differentiating WebMD’s brand and expanding its high quality, health engaged audience.
“Adding QualityHealth.com’s proven performance-based marketing programs to the WebMD portfolio of owned and operated sites will enable us to deliver even greater value to our customers and capture a larger share of overall consumer marketing budgets,” said Wayne Gattinella, CEO, WebMD. “I look forward to welcoming the QualityHealth.com team to the WebMD organization.”
“We are very excited that QualityHealth is becoming part of WebMD,” said Helene Monat, CEO, MTS. “Our combined resources and experience will allow us to both accelerate the success of our business and better serve our clients.”
The purchase price for MTS is $50 million in cash, payable at closing, and WebMD has agreed to pay up to an additional $25 million in cash if certain performance thresholds are achieved relating to calendar year 2009. For the year ended December 31, 2007, MTS had revenue of approximately $21 million and earnings before interest, taxes, depreciation, amortization and other non cash expenses was approximately break-even. The acquisition, which is subject to customary closing conditions, is expected to close within 30 days.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (Nasdaq: HLTH).

The WebMD Health Network reaches more than 48 million visitors a month through its leading owned and operated health sites that include WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theheart.org.
About Marketing Technology Solutions
Marketing Technology Solutions (MTS) is a media and technology company specializing in servicing health consumers and advertisers through proprietary algorithms that personalize health content based on a unique HealthographicTM consumer profile. MTS specializes in connecting clients’ brands with health-conscious consumers through data-driven patient education, targeted customer acquisition, syndicated research, and permission-based interactive marketing.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the benefits expected from the transaction referred to in this press release, from deployment of new products and services and from other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.